         Registrant requests automatic effectiveness upon filing as per
                     Rule 462 of the Securities Act of 1933

     As filed with the Securities and Exchange Commission on August 9, 2001
                         Registration No. 333-__________


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933


                                   ----------

                      UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
               (Exact name of issuer as specified in its charter)


           Delaware                                               36-3973627
-------------------------------                              -------------------
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)



11859 South Central, Alsip, Illinois                                60803
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                         (Zip Code)

             Universal Automotive Industries, Inc. Share Option Plan
             -------------------------------------------------------
                            (Full title of the plan)


                                   Arvin Scott
                      President and Chief Executive Officer
                               11859 South Central
                              Alsip, Illinois 60803

                                 With a copy to:

                           Mitchell D. Goldsmith, Esq.
                             Dennis B. O'Boyle, Esq.
                             Shefsky & Froelich Ltd.
                             444 N. Michigan Avenue
                                Chicago, IL 60611
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (708) 293-4050
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                                  CALCULATION OF REGISTRATION FEE
========================================================================================================
                                                         Proposed       Proposed
                                                          Maximum        Maximum
                                                         Offering       Aggregate
       Title of Securities           Amount to be          Price        Offering            Amount of
        to be Registered              Registered         Per Share        Price         Registration Fee
--------------------------------------------------------------------------------------------------------
Common Stock, par value $.01     1,400,000 shares (1)     2.00 (2)     $2,800,000 (3)       $350.00
========================================================================================================

(1) Subject to increase (or decrease) in accordance with Rule 416 of Regulation C to reflect a merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure of the Registrant which results in a change in the number of shares issuable pursuant to outstanding awards under the Universal Automotive Industries, Inc. Share Option Plan.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of Regulation C, on the basis of the average of the high and low prices of the shares of common stock of the Registrant on the Nasdaq SmallCap Market on August 6, 2001.

(3) Pursuant to Rule 429, under the Securities Act of 1933, as amended, the Registration Statement also relates to shares registered on Registration Statements No. 33-97360, filed with the Commission on September 26, 1995 and No. 333-59935 filed with the Commission on July 24, 1998. Since the Company is registering only 700,000 new shares, and has previously paid registration fees for the previously registered 700,000 shares, the Company's registration fees are 50% of $700 or $350.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



Item 3.    Incorporation of Documents by Reference.

           The documents listed below are hereby incorporated by reference into this Registration Statement:

           1. The Annual Report on Form 10-K of Universal Automotive Industries, Inc. (the "Company") for the fiscal year ended December 31, 2000.

           2. The Quarterly Report on Form 10-Q of the Company for the three month period ended March 31, 2001.

           3. The contents of the Registration Statement on Form S-1, File No. 33-85162, dated October 14, 1994, as amended, including the description of the common stock of the Company contained therein.

           4. The Proxy Statement of Universal Automotive Industries, Inc. for the 2001 Annual Meeting of Shareholders dated May 3, 2001.


           All documents filed subsequent to the foregoing by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

                                  (See Item 3)

Item 5.    Interests of Named Experts and Counsel.

                                 Not Applicable

Item 6.    Indemnification of Directors and Officers.

           The Company's Certificate of Incorporation includes a provision which eliminates the personal liability of the Company's directors for monetary damages resulting from breaches of their fiduciary duty of care (provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Section 174 of the Delaware General Corporation Law, or for any transaction from which the director derived an improper personal benefit). This provision does not limit or eliminate the right of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. The Certificate of Incorporation also provides that the Company shall indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary.

Item 7.    Exemption from Registration Claimed.

                                 Not Applicable

Item 8.    Exhibits.

  Exhibit No.

           5        Opinion of Shefsky & Froelich Ltd.

           10       Amended Universal Automotive Industries, Inc. Share Option
                    Plan

           24(a)    Consent of Shefsky & Froelich Ltd. (see Exhibit 5)

           24(b)    Consent of Altschuler, Melvoin and Glasser LLP

           25(a) Power of Attorney (included as part of the signature pages of this registration statement)

           Since the Universal Automotive Industries, Inc. Share Option Plan (the "Plan") is not required to comply with ERISA, the Company has not obtained either an opinion of counsel concerning compliance with the requirements of ERISA or an Internal Revenue Service determination letter that the Plan is qualified under Section 401 of the Internal Revenue Code. As a result, the Company does not undertake that it will submit the Plan or any amendment thereto to the Internal Revenue Service in order to qualify the Plan.

Item 9.    Undertakings.

           The undersigned Registrant hereby undertakes:

           1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                           (i) To include any Prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the Prospectus any facts or events
                  arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;


           Provided however, that paragraphs (1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in a periodic report filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

           2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering there of.

           5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


The Registrant.

           Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Chicago, State of Illinois, on August 9, 2001.

                                    UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.



                                    By:  /s/ Arvin Scott
                                         ---------------------------------------
                                         Arvin Scott
                                         Chief Executive Officer and President

                                POWER OF ATTORNEY

               KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Arvin Scott and Jerome J. Hiss, jointly and severally, his attorneys- in-fact, each with power of substitution for him in any and all capacities, to sign any future amendments to the Registration Statement, and to file the same, with the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

               Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

             SIGNATURE                            TITLE                                   DATE
             ---------                            -----                                   ----
 /s/ Arvin Scott                        Chief Executive Officer,                     August 9, 2001
----------------------------------      President and Director
            Arvin Scott                 (Principal Executive Officer)

 /s/ Yehuda Tzur                        Director                                     August 9, 2001
----------------------------------
           Yehuda Tzur

 /s/ Sheldon Robinson                   Director                                     August 9, 2001
----------------------------------
          Sheldon Robinson

 /s/ Sami Israel                        Director                                     August 9, 2001
----------------------------------
           Sami Israel

 /s/ Sol S. Weiner                      Director                                     August 9, 2001
----------------------------------
          Sol S. Weiner

 /s/ Dennis Kessler                     Director                                     August 9, 2001
----------------------------------
          Dennis Kessler

 /s/ M. Catherine Jaros                 Director                                     August 9, 2001
----------------------------------
        M. Catherine Jaros

 /s/ Jerome J. Hiss                     Chief Financial Officer                      August 9, 2001
----------------------------------      (Principal Financial Officer and
         Jerome J. Hiss                 Principal Accounting Officer)

                                    EXHIBITS

  Exhibit No.

           5        Opinion of Shefsky & Froelich Ltd.

           10       Amended Universal Automotive Industries, Inc. Share Option
                    Plan

           24(a)    Consent of Shefsky & Froelich Ltd. (see Exhibit 5)

           24(b)    Consent of Altschuler, Melvoin and Glasser LLP

           25(a) Power of Attorney (included as part of the signature pages of this registration statement)